Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

BY AND AMONG

CACHET FINANCIAL SOLUTIONS, INC.,

CACHET ACQUISITION CORP.,

AND

DE ACQUISITION 2, INC.

JANUARY 14, 2014

i

Article 4 Conduct of Business Pending the Merger		20
4.1	Conduct of Business by Pubco	20
4.2	Conduct of Business by the Company	21
Article 5 Additional Covenants and Agreements		21
5.1	Governmental Filings	21
5.2	Expenses	21
5.3	Due Diligence; Access to Information; Confidentiality	22
5.4	Private Placement	23
5.5	Company Shareholder Meeting	23
5.6	Tax Treatment	23
5.7	Press Releases	23
5.8	Securities Reports	23
5.9	Merger Consideration; Securities Act Exemption	23
5.1	No Solicitation	24
5.11	Failure to Fulfill Conditions	24
5.12	Resignations and Appointment of Officers	24
5.13	Preparation of Periodic and Current Reports	24
5.14	Notification of Certain Matters	24
Article 6 Conditions		25
6.1	Conditions to Obligations of Each Party	25
6.2	Additional Conditions to Obligations of Pubco and Merger Sub	26
6.3	Additional Conditions to Obligations of the Company	27
Article 7 Termination		28
7.1	Termination	28
7.2	Effect of Termination	29
Article 8 General Provisions		29
8.1	Notices	29
8.2	Knowledge Convention	29
8.3	No Survival	30
8.4	Interpretation	30
8.5	Severability	30
8.6	Amendment	30
8.7	Waiver	30
8.8	Entire and Binding Agreement	30
8.9	Counterparts; Delivery	30
8.1	Third-Party Beneficiaries	30
8.11	Governing Law	31
8.12	Dispute Resolution	31

ii

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of January 14, 2014, by and among Cachet Financial Solutions, Inc., a Minnesota corporation (the “Company”), DE Acquisition 2, Inc., a Delaware corporation (“Pubco”), and Cachet Acquisition Corp., a Minnesota corporation wholly owned by Pubco (“Merger Sub”).

INTRODUCTION

A.           The Boards of Directors of the Company, Pubco and Merger Sub have determined that it is in the best interests of such corporations and their respective security holders to consummate a merger of Merger Sub with and into the Company, with the Company remaining as the surviving corporation (the “Merger”).

B.           Pubco, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to a written consent of its sole director in accordance with the requirements of the Delaware General Corporation Law (the “Delaware Act”), the Certificate of Incorporation and bylaws, if any, of Merger Sub, and the Minnesota Business Corporation Act (the “Minnesota Act”) governing Merger Sub.

C.           The parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan.  Accordingly, the parties intend that the Merger qualify as a “reorganization,” within the meaning of Code Section 368(a), and that, with respect to the Merger and within the meaning of Code Section 368(b), each of Pubco, Merger Sub and the Company will be a “party to a reorganization.”

D.           Prior to the Merger, the Company will sell shares of its common stock (“Company Common Stock”) in a private placement to accredited investors for the purposes of financing the business of the Surviving Company (as defined below) after the Merger.  The parties intend that the aggregate number of shares of Pubco Common Stock (as defined below) to be held by Initial Stockholders (as defined below) after the Merger (including any adjustments pursuant to this Agreement) will equal 3.0% of the total number of Pubco Common Stock then outstanding, as determined on a fully diluted basis including all shares underlying any convertible securities (including any rights to acquire Pubco Common Stock through the exchange or conversion of indebtedness) and any subscribed rights to purchase Pubco Common Stock or convertible securities.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises hereby made a part of this Agreement, and the representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Merger

The Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article 6, at the Effective Time (as defined in Section 1.2(d) below), Merger Sub will merge with and into the Company, and the Company will be the surviving corporation to the Merger and become a wholly owned subsidiary of Pubco.  The term “Surviving Company” as used herein shall refer to the Company as a wholly owned subsidiary of Pubco after the consummation of the Merger.  The Merger will be effected pursuant to the execution and filing of Articles of Merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”), in accordance with the provisions of, and with the effect provided in the Minnesota Act, together with any other filings or documentation required under applicable law to effectuate the Merger.

Effects of Merger.

(a)           From and after the Effective Time and until further altered, amended or repealed in accordance with applicable law, (i) the Company’s Articles of Incorporation as in effect immediately prior to the Effective Time shall remain the Surviving Company’s Articles of Incorporation, and (ii) the Company’s bylaws as in effect immediately prior to the Effective Time shall remain the Surviving Company’s bylaws.

(b)           From and after the Effective Time and until further altered or amended in accordance with applicable law:  (i) all of the rights, privileges, immunities, powers, franchises and authority—both public and private—of the Company and Merger Sub shall vest in the Surviving Company; (ii) all of the assets and property of the Company and Merger Sub of every kind, nature and description—real, personal and mixed, and both tangible and intangible—and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to the Company or Merger Sub, all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of the Company and Merger Sub, all rights of creditors of the Company or Merger Sub and all liens or security interests encumbering any of the property of the Company or Merger Sub shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf.  Without limiting the generality of the foregoing, the Surviving Company specifically assumes all continuing obligations which the Company or Merger Sub would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company’s certificate of incorporation, bylaws and pursuant to the Minnesota Act, with respect to any and all claims arising out of actions taken or omitted by the Company’s officers and directors prior to the Effective Time.

(c)           Each of Pubco, the Company and Merger Sub shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the Minnesota Act at the Effective Time.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of Pubco, and the officers of Surviving Company on behalf of the Company and Merger Sub, shall take all such lawful and necessary action.

(d)           Subject to the provisions of Article 6 and Article 7, the closing of the transactions contemplated hereby (the “Closing”) shall take place at such location, on such date and at such time as the Company and Pubco mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article 6, but in no event later than five business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.  On the Closing date, to effect the Merger, the parties will cause the Articles of Merger to be filed with the Minnesota Secretary of State in accordance with the Minnesota Act.  The Merger shall be effective upon the filing of the Articles of Merger or at such later date or time as is specified in the Articles of Merger (the “Effective Time”).  The parties agree that, in the event the Closing occurs on or prior to January 30, 2014, the Articles of Merger and such other filings made with state authorities that determine the Effective Time shall specify that the Effective Time shall be 5:00 p.m. (CST) on January 30, 2014.

Effect on the Capital Stock of the Company and Merger Sub.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including subscribed rights to purchase Company Common Stock that are accepted in the Private Placement, as defined in Section 5.4), other than shares to be extinguished pursuant to Section 1.3(c) and Dissenting Shares (as defined in Section 1.6), shall convert into and be exchanged for fully paid and non-assessable shares of common stock of Pubco (the “Pubco Common Stock”) such that Pubco shall issue to each holder of Company Common Stock (including subscribers for Company Common Stock that are accepted in the Private Placement), other than holders of shares extinguished pursuant to Section 1.3(c) and Dissenting Shares, that number of shares of Pubco Common Stock equal to the product of the number of shares of Company Common Stock held by such shareholder (or, as applicable, the number of shares of Company Common Stock to which a subscriber is entitled) multiplied by 1.489 with fractional shares rounded down to the nearest whole number (such ratio, the “Merger Exchange Ratio”).

(b)           All securities convertible into or exercisable for shares of Company Common Stock (including without limitation options and warrants to purchase shares of Company Common Stock) outstanding immediately prior to the Effective Time, and including all such rights as are subscribed for and issuable in the Private Placement (collectively, the “Company Convertible Securities”), shall convert into and be exchanged for securities that are convertible into or exercisable for that number of shares of common stock of Pubco (“Pubco Common Stock”) obtained by multiplying (i) the number of shares of Company Common Stock issuable upon conversion or exercise of the Company Convertible Securities, by (ii) the Merger Exchange Ratio.  All such securities of Pubco that are convertible into or exercisable for Pubco Common Stock and issued to holders of Company Convertible Securities in the Merger are hereinafter referred to as “Pubco Convertible Securities.”  The exercise price per share of Pubco Common Stock under each Pubco Convertible Security received by former holders of Company Convertible Securities will be equal to the quotient obtained by dividing the purchase price per share of Company Common Stock under each outstanding Company Convertible Security by the Merger Exchange Ratio.  The Pubco Convertible Securities and the Pubco Common Stock issued upon the Merger pursuant to paragraph (a) above and this paragraph (b) are collectively referred to herein as the “Merger Consideration.”

(c)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or Pubco, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Rights of Holders of Company Capital Stock.

(a)           From and after the Effective Time and until surrendered for exchange, each book entry of Company Common Stock on the books and records of the Company immediately prior to the Effective Time (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.3(c) above) shall be deemed, for all purposes, to evidence ownership of and to represent the number of shares of Pubco Common Stock into which such shares of Company Common Stock shall have been converted pursuant to Section 1.3(a).  Accordingly, the record holder of each outstanding share of Company Common Stock shall, from and after the Effective Time, be entitled to vote the shares of Pubco Common Stock into which such shares of Company Common Stock shall have been converted on any matters with respect to which the holders of record of Pubco capital stock with voting rights shall be entitled to vote as of any record date after the Effective Time.  In any matters relating to the conversion of Company Common Stock (or Company Convertible Securities) into securities of Pubco pursuant to this Agreement, Pubco may rely conclusively upon the record of security holders maintained by the Company (or its agents) containing the names and addresses of the holders of record of such Company securities at the Effective Time.

(b)           As of the Effective Time, Pubco shall have reserved a sufficient number of authorized but unissued shares of Pubco Common Stock for issuance as Merger Consideration pursuant to Sections 1.3(a) and 1.3(b).

Procedure for Surrender and Exchange of Certificates.

(a)           Pubco or its agent(s) shall act as exchange agent in the Merger.  As soon as practicable after the Effective Time, Pubco will mail or cause to be mailed, to (i) each former holder of Company Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.3(c) above) as recorded on the Company’s books and records immediately prior to the Merger, a letter of transmittal in customary form and containing instructions for use in effecting the issuance of Pubco Common Stock (and any related certificates) comprising any Merger Consideration, and (ii) each former holder of Company Convertible Securities as recorded on the Company’s books and records immediately prior to the Merger, a letter of transmittal in customary form and containing instructions for use in effecting the surrender of any instruments that are or that represent Company Convertible Securities (collectively referred to as “Company Convertible Instruments”) in exchange for instruments that are or that represent Pubco Convertible Securities (collectively referred to as “Pubco Convertible Instruments”) comprising any Merger Consideration.

(b)           Upon delivery of a duly executed letter of transmittal and/or such other documents as Pubco may reasonably require to effect transfer of title to Company Common Stock, each former holder of Company Common Stock shall be entitled to receive a book entry on the books and records of Pubco for, and (if so determined by the Board of Directors of Pubco) stock certificates representing, the appropriate number of shares of Pubco Common Stock into which such Company Common Stock shall have been converted under Section 1.3(a).  Furthermore, upon surrender of a Company Convertible Instrument to Pubco for exchange, together with a duly executed letter of transmittal and/or such other documents as Pubco may reasonably require to effect transfer of title to Company Convertible Instruments, each former holder of Company Convertible Securities shall be entitled to receive Pubco Convertible Instruments representing the appropriate Pubco Convertible Securities into which Company Convertible Securities shall have been converted under Section 1.3(b).

(c)           In any matters relating to Company Certificates, Pubco may rely conclusively upon the record of security holders maintained by the Company containing the names and addresses of the holders of record of such securities of the Company at the Effective Time.  Pubco shall not be obligated to deliver Pubco Convertible Instruments, or stock certificates (if any), representing Merger Consideration to which any former holder of Company securities is entitled until such holder surrenders the appropriate documentation required under paragraph (b) above.  Nevertheless, the parties acknowledge that purchasers of Company securities in the Private Placement (as defined in Section 5.4) may not have actual instruments issued for any such Company Convertible Securities purchased by them in the Private Placement and, in such case, shall not therefore be required to surrender any Company Convertible Instruments relating thereto prior to receiving Pubco Convertible Instruments.  Furthermore, in the event any Company Convertible Instrument shall have been lost, stolen or destroyed, Pubco shall, subject to the other terms and conditions of this Agreement, issue in exchange for such lost, stolen or destroyed Company Convertible Instruments upon the making of an affidavit of that fact by the holder thereof, appropriate Pubco Convertible Instruments.

(d)           If there is a transfer of ownership of Company Common Stock (or other Company securities) which is not registered in the Company’s transfer records, a stock certificate (if any) representing the proper number of shares of Pubco Common Stock (or a Pubco Convertible Instrument, as applicable) may be issued to a Person other than the Person in whose name such Company securities is registered if (as applicable):  (i) upon presentation to the corporate secretary of Pubco, a related stock certificate shall have been properly endorsed or otherwise be in proper form for transfer; (ii) the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Pubco Common Stock (or Pubco Convertible Securities) to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Pubco that such tax has been paid or is not applicable; and (iii) the issuance of such Pubco Common Stock (or Pubco Convertible Securities) shall not, as determined in the sole discretion of Pubco, violate the requirements of applicable securities laws and regulations with respect to the private placement of Pubco Common Stock that will result from the Merger.  For all purposes of this Agreement, the term “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

(e)           Shares of Pubco Common Stock and Pubco Convertible Securities issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), or (ii) upon receipt by Pubco of a written opinion of counsel reasonably satisfactory to Pubco to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends shall be placed on all stock certificates (if any) representing Pubco Common Stock and on all Pubco Convertible Instruments issued in the Merger, in substantially the following form:

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [INSTRUMENT] ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [INSTRUMENT] MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS.

Except as otherwise provided by applicable law, the failure of any Pubco Convertible Instruments or any stock certificates representing Pubco Common Stock to contain a legend in substantially the form set forth above shall not affect the enforceability of restrictions set forth in this Section 1.5.

Dissenting Shares.  Shares of capital stock of the Company held by shareholders who are entitled to exercise dissenters’ rights under Minnesota Act, Section 302A.471 et seq., and have properly demanded the fair market value of their shares of Company Common Stock in accordance with the Minnesota Act (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Pubco Common Stock pursuant to Section 1.3(a), but the holders thereof shall be entitled only to such rights as are granted by the applicable sections of the Minnesota Act.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the Minnesota Act shall receive such payment from the Surviving Company in accordance with the Minnesota Act; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn or failed to preserve or properly assert such holder’s dissenters’ rights, such holder shall forfeit the right to receive fair market value for such Dissenting Shares and each such Dissenting Share shall thereupon be deemed to have been cancelled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Pubco of shares of Pubco Common Stock as provided in Section 1.3(a).

Directors and Officers of Surviving Company.  Immediately after the Effective Time, the directors and officers of the Surviving Company shall be, respectively, the Persons who were directors and officers of the Company immediately prior to the Effective Time.  Such directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Company’s Articles of Incorporation, bylaws and applicable law.  If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the officer positions of the Surviving Company, such vacancy shall be filled in the manner provided in the Surviving Company’s Articles of Incorporation, bylaws and applicable law.

Observer Rights.  As long as Pinnacle Investment Group, LLC owns not less than one percent (1.0%) of the issued and outstanding shares of common stock of Pubco, Pubco will invite and permit a representative of Pinnacle Investment Group, LLC to attend all meetings of its Board of Directors in a nonvoting observer capacity, which right includes the ability to participate in discussions of the Board of Directors, and, in this respect, will give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same times and in the same manner as provided to such directors.  Notwithstanding the foregoing, Pubco will have the right to withhold any information and to exclude such representative or any portion thereof (a) unless and until Pinnacle Investment Group, LLC or any representative exercising the observations rights set forth in this Section 1.9 agrees to hold in strict confidence all information and materials that it may receive or be given access to in connection with the meetings of the Board of directors (provided that neither Pinnacle Investment Group, LLC nor its representative will be limited in their ability to discuss such matters with their principals, officers, legal counsel or advisors) or (b) if the furnishing or availability of such information or materials or such observer’s presence at a “closed session” would jeopardize Pubco’s attorney-client privilege.

Post-Closing Adjustment.  On the date that is thirty (30) calendar days after the Closing date (the “Adjustment Date”), each Person who held Pubco Common Stock immediately before the Effective Time (each an “Initial Stockholder”) will receive, for no additional consideration, such number of additional shares of Pubco Common Stock as may be necessary to result in all Initial Stockholders holding, in the aggregate, 3.0% of the number of shares equal to the sum of (a) the number of shares of Pubco Common Stock (whether fully vested or subject to restrictions) outstanding as of the Adjustment Date, (b) the number of shares of Pubco Common Stock underlying all Pubco Convertible Securities (including any rights to acquire Pubco Common Stock through the exchange or conversion of indebtedness) outstanding as of the Adjustment Date, and (c) any subscribed rights to purchase Pubco Common Stock or Pubco Convertible Securities (whether or not fully paid or settled) outstanding as of the Adjustment Date.  As soon as practicable after the Adjustment Date, each Initial Stockholder will receive a book entry on the books and records of Pubco for, and (if so determined by the Board of Directors of Pubco) stock certificates representing such Initial Stockholder’s pro rata portion of the Adjustment Shares, determined based on the number of shares of Pubco Common Stock held by such Initial Stockholder as compared to all Initial Stockholders on the Adjustment Date and rounded down to the next whole share.

Article 2
Representations and Warranties of the Company

The Company hereby represents and warrants to Pubco and Merger Sub as follows:

Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power to carry on its business as now conducted.  Copies of the Articles of Incorporation and bylaws of the Company, have been made available to the Company on or prior to the date of this Agreement and such copies are correct and complete as of the date of this Agreement.  The Company is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company given the Company’s current business operations.  For all purposes of this Agreement, the term “Material Adverse Effect” shall, with respect to any entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

Authority Relative to this Agreement; Non-Contravention.  The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and, except for approval of this Agreement and the Merger by the requisite approval of the Company’s shareholders (the “Required Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and all other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Pubco and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Except as set forth in Schedule 2.2, the Company is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.  Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Articles of Merger with the appropriate state authorities, and (iii) such filings, authorizations or approvals as may be set forth on Schedule 2.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of the Company, and Company Convertible Securities, as of the date hereof are correctly set forth on Schedule 2.3(a).  The issued and outstanding shares of capital stock of the Company (including all shares of capital stock issuable upon conversion or exercise of the Company Convertible Securities) are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights and, to the Company’s Knowledge (as defined in Section 8.2 below), are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind except as may be described on Schedule 2.3(a).  Other than as described on Schedule 2.3(a), the Company has no other equity securities or securities containing any equity features (including Company Convertible Securities) authorized, issued or outstanding.  Except as set forth on Schedule 2.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind.  Except as set forth on Schedule 2.3(a), there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock.

(b)           The Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any entity or any direct or indirect equity or ownership interest in any other entity.  To the Company’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of the Company.

(c)           Schedule 2.3(c) details (other than investors in the Private Placement) those Persons to whom the Company has granted registration rights, which rights will obligated the Company and/or Pubco to file a registration statement (or include certain shares in a registration statement filed with the SEC) covering the resale of shares of Pubco Common Stock constituting Merger Consideration.

Litigation.  Except as set forth on Schedule 2.4, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

No Brokers or Finders.  Except as disclosed on Schedule 2.5, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the Merger based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company.

Tax Matters.

(a)           To the Company’s Knowledge:  (i) the Company has timely filed all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Company Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely and properly paid all Taxes required to be paid by it; (iv) the Company has established on the Company Latest Balance Sheet (as defined in Section 2.14 below), in accordance with United States generally accepted accounting principles as in effect from time to time (“USGAAP”), reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including withholding of Taxes under Code Sections 1441 and 1442).

(b)           For all purposes of this Agreement, the terms “Tax” and “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

(c)           There are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due.

(d)           No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. Except as disclosed on Schedule 2.6, no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations or time to file any Tax Return with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver, extension or consent pending.  Except as disclosed on Schedule 2.6, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns.  The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company that would exceed the estimated reserves established on its books and records.

(e)           At the Closing, (i) the Company will not be liable for taxes of any other Person nor will it be under any contractual obligation to indemnify any Person with respect to taxes, (ii) the Company will not be a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to taxes (iii) the Company will not be party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes (iv) the Company will not have agreed and or be required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in taxable income. Schedule 2.6(e) contains a list of all jurisdictions in which the Company is required to file any tax returns and no claim has been made by a tax authority in a jurisdiction where the Company does not currently file tax returns, that the Company is or may be subject to taxation by that jurisdiction, (v) there will be no advance rulings in respect of any tax pending or issued by any tax authority with respect to any taxes of the Company, (v) the Company will not be a party to any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder, and (vi) the Company will not be liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.  The Company has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(f)           Except as set forth on Schedule 2.6, the Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

(g)           The Company has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for tax-free treatment under Code Section 355.

(h)           The Company has not, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(i)           There have been made available to Pubco true and complete copies of all Company tax returns with respect to taxes based on net income; and any other Company tax returns requested by Pubco that may be relevant to the Company or its respective business, assets or operations for any and all taxable periods ending before the date hereof; and for any other taxable years that remain subject to audit or investigation by any tax authority.

(j)           The Company is a corporation or association taxable as a corporation for federal income tax purposes.

Contracts and Commitments.  Schedule 2.7 lists all material agreements, whether oral or written, to which the Company is a party, which are currently in effect, and which relate to the operation of the Company’s business.  The Company has performed all obligations required to be performed by it under the contracts or commitments required to be disclosed on Schedule 2.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption. The Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed on Schedule 2.7; and The Company has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed on such schedule.

Affiliate Transactions.  Except as set forth on Schedule 2.8, and other than pursuant to this Agreement, no officer, director or employee of the Company, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively “Company Insiders”), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of capital stock of the Company).  The Company is not indebted to any Company Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses).  None of the Company Insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company transacts business of any nature.  For purposes of this Section 2.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

Compliance with Laws; Permits.

(a)           Except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company, the Company and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against the Company, and the Company has not received any notice, alleging a violation of any such laws, regulations or other requirements.  The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to it or Pubco after the Merger.

(b)           The Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “Company Permits”).  A true, correct and complete list of all the Company Permits is set forth on Schedule 2.9 hereto.  The Company has conducted its business in material compliance with all terms and conditions of the Company Permits, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

Financial Statements.  Pubco acknowledges receipt of the balance sheet of the Company as of September 30, 2013, along with the related statements of income, changes in shareholders’ equity, and cash flows of the Company for the periods then ended (the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with USGAAP consistently applied with past practice and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company as of the date of and for the period referred to in the Company Financial Statements.

Books and Records.  The books of account, minute books, stock record books, and other records of the Company, have been made available to Pubco, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

Real Property.  The Company does not own any real property.  Schedule 2.12 contains an accurate list of all leaseholds and other interests of the Company in any real property.  The Company has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in the Company’s business.

Insurance.  The insurance policies obtained and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the Effective Time), and the Company has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

No Undisclosed Liabilities.  Except as reflected in the balance sheet of the Company at September 30, 2012 (the “Latest Company Balance Sheet”), the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Latest Company Balance Sheet in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth on Schedule 2.14.

Absence of Certain Developments.  Except as set forth on Schedule 2.15 or as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since the Latest Company Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred:

(a)           any event having a Material Adverse Effect on the Company or likely to have a Material Adverse Effect on the Surviving Company;

(b)           any event that would reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement;

(c)           any material change by the Company in its accounting methods, principles or practices;

(d)           any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities;

(e)           other than in the ordinary course of business, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit-sharing, stock-option, stock-purchase or other employee-benefit plan of the Company (including without limitation the granting of stock options, stock-appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of the Company;

(f)           other than (1) issuances of options pursuant to duly adopted option plans and (2) issuances of stock and warrants in the Private Placement, any issuance, grant or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company;

(g)           any amendment to the Company’s certificate of incorporation or bylaws, other than any such amendment undertaken for the purpose of increasing the number of authorized shares of capital stock;

(h)           other than in the ordinary course of business consistent with past practice, any (1) purchase, sale, assignment or transfer of any material assets by the Company, (2) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, of the Company, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (3) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims;

(i)           any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

(j)           damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company;

(k)           entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice;

(l)           any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound;

(m)           entry by the Company into any loan or other transaction with any officers, directors or employees of the Company;

(n)           entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice; or

(o)           any negotiation or agreement by the Company to do any of the things described in the preceding paragraphs (a) through (n).

Employee-Benefit Plans.  The Company has no “employee-benefit plans” within the meaning of ERISA Section 3(3), and the Company has no bonus, stock-option, stock-purchase, stock-appreciation right, incentive, deferred-compensation, supplemental-retirement, severance, or fringe-benefit plans, programs, policies or arrangements.  The Company does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving the Company that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.  No current or former director, officer, employee or independent contractor of the Company will become entitled to retirement, severance, unemployment compensation or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards and increases in the amount of compensation or benefits due to any such Person) under any contract, commitment or arrangement as a result of consummation of the transactions contemplated by this Agreement.

Tax-Free Reorganization.  Neither the Company nor, to the Company’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).  For all purposes of this Agreement, the term “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such regulation is in effect on the date hereof.

Intellectual Property.  Set forth on Schedule 2.18 is a complete and accurate list of all Intellectual Property owned or licensed by the Company, and accurately identifies all Persons from which or to which the Company licenses all such listed Intellectual Property.  For purposes of this Agreement, the term “Intellectual Property” means:  (a) patents (including any registrations, continuations, continuations in part, renewals and any applications for any of the foregoing); (b) registered and unregistered copyrights and copyright applications; and (c) registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor.

Full Disclosure.  The representations and warranties of the Company contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact of which the Company has Knowledge that has not been disclosed to Pubco pursuant to this Agreement, including the disclosure schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or materially adversely affect the ability of the Company to consummate in a timely manner the transactions contemplated hereby.

Article 3
Representations and Warranties of Pubco and Merger Sub

Pubco and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Organization and Qualification.  Pubco and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Minnesota, respectively; and each has the requisite corporate power to carry on their respective businesses as now conducted.  Other than Merger Sub, Pubco has no subsidiaries and no interests in any other entity.  Copies of the Certificate of Incorporation and bylaws of Pubco, and the Articles of Incorporation and bylaws (if any) of Merger Sub, have been made available to the Company on or prior to the date of this Agreement and such copies are correct and complete.  Pubco is licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pubco.

Authority Relative to this Agreement; Non-Contravention.  Each of Pubco and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Pubco and Merger Sub, and the consummation by Pubco and Merger Sub of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors.  No other corporate proceedings on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Pubco and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Pubco and Merger Sub enforceable against them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  Except as set forth on Schedule 3.2, neither Pubco nor Merger Sub is subject to, nor obligated under, any provision of (a) its Certificate of Incorporation or Articles of Incorporation, as applicable, or its bylaws, (b) any agreement, arrangement or understanding to which it is a party, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub.  Except for (i) approvals under applicable blue sky laws, (ii) the filing of the Articles of Merger with the appropriate state authorities, and (iii) such filings, authorizations or approvals as may be set forth on Schedule 3.2, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Pubco or Merger Sub for the consummation by Pubco or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub.

Capitalization.

(a)           The authorized capital stock of Pubco consists of 500 million shares of common stock and 20 million shares of preferred stock.  The number and type of issued and outstanding shares of capital stock of Pubco, and all securities convertible into or exchangeable for capital stock of Pubco, as of the date hereof are correctly set forth on Schedule 3.3(a).  The issued and outstanding shares of capital stock of Pubco are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights.  Other than as described on Schedule 3.3(a), Pubco has no other equity securities or securities containing any equity features (including Pubco Convertible Securities) authorized, issued or outstanding.  Except as set forth in Schedule 3.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Pubco and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Pubco any shares of capital stock or other securities of Pubco of any kind.  Except as set forth on Schedule 3.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Pubco to repurchase or otherwise acquire any shares of its capital stock.

(b)           To Pubco’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Pubco, other than as set forth on Schedule 3.3(b).

(c)           The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, one share of which is issued and outstanding.  As of the date hereof, Pubco is the holder of record of the single issued and outstanding share of common stock of Merger Sub.  The single issued and outstanding share of common stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights.  There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Sub to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

Pubco SEC Filings.  As of their respective dates, or as subsequently amended prior to the date hereof, each and every document that Pubco has filed with the United States Securities and Exchange Commission (the “SEC”) (i) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) were prepared in all material respects in accordance with the applicable rules and regulations of the SEC.  Except as set forth on Schedule 3.4, since June 23, 2010, Pubco has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.  The financial statements (including any footnotes thereto) included in or incorporated by reference into Pubco’s public filings with the SEC (i.e., annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and registration statements filed under the Securities Act) were prepared in accordance with USGAAP applied on a consistent basis during the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented, in all material respects, the financial condition of Pubco as of the dates thereof and results of operations for the periods referred to therein except that any unaudited interim financial statement were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

Litigation.  Except as set forth on Schedule 3.5, as of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Pubco, threatened against Pubco, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

No Brokers or Finders.  Except as disclosed on Schedule 3.6, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the Merger based on any arrangement, understanding, commitment or agreement made by or on behalf of Pubco.

Tax Matters.

(a)           To Pubco’s Knowledge, (i) Pubco has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (the “Pubco Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Pubco Returns are complete and accurate in all material respects; (iii) Pubco has timely and properly paid all Taxes required to be paid by it; (iv) Pubco has established on the Pubco Latest Balance Sheet (as defined in Section 3.13 below), in accordance with USGAAP, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Pubco has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties, including without limitation employees, and the payment thereof (including withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

(b)           There are no liens for Taxes upon any assets of Pubco, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against Pubco that has not been resolved and paid in full.  Except as disclosed on Schedule 3.7, no waiver, extension or comparable consent given by Pubco regarding the application of the statute of limitations or time to file any Pubco Return with respect to any Taxes or Pubco Returns is outstanding, nor is any request for any such waiver, extension or consent pending.  Except as disclosed on Schedule 3.7, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Pubco Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Pubco by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Pubco, is any such Tax audit or other proceeding threatened with regard to any Taxes or Pubco Returns.  Pubco does not expect the assessment of any additional Taxes of Pubco for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Pubco that would exceed the estimated reserves established on its books and records.

(d)           Pubco has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for tax-free treatment under Code Section 355.

(e)           Pubco has not, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(f)           There have been made available to the Company true and complete copies of all Pubco Returns with respect to taxes based on net income; and any other Pubco Returns requested by the Company that may be relevant to Pubco or its respective business, assets or operations for any and all taxable periods ending before the date hereof; and for any other taxable years that remain subject to audit or investigation by any tax authority.

(g)           Pubco is a corporation or association taxable as a corporation for federal income tax purposes.

Contracts and Commitments.  Except as set forth on Schedule 3.8, all material agreements, whether oral or written, to which Pubco is a party, which are currently in effect, and which related to the operation of Pubco’s business, have been filed as an exhibit to Pubco’s filings with the SEC (such material contracts and any additional contract(s) described on Schedule 3.8, collectively, the “Pubco Contracts”).  Pubco has performed all obligations required to be performed by it under the Pubco Contracts and is not in receipt of any claim of default under any Pubco Contract. Pubco has no present expectation or intention of not fully performing any material obligation pursuant to any Pubco Contract; and Pubco has no Knowledge of any breach or anticipated breach by any other party to any Pubco Contract.

Affiliate Transactions.  Except as set forth on Schedule 3.9, and other than pursuant to this Agreement, no officer, director or employee of Pubco, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively “Pubco Insiders”), has any agreement with Pubco or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Pubco (other than ownership of capital stock of Pubco).  Pubco is not indebted to any Pubco Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Pubco Insider is indebted to Pubco (except for cash advances for ordinary business expenses).  None of the Pubco Insiders has any direct or indirect interest in any competitor, supplier or customer of Pubco or in any Person from whom or to whom Pubco leases any property, or in any other Person with whom Pubco transacts business of any nature.  For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

Compliance with Laws; Permits.

(a)           Except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on Pubco, Pubco and Merger Sub and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including but not limited to federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Pubco or Merger, and neither Pubco nor Merger Sub has received any notice, alleging a violation of any such laws, regulations or other requirements.  Pubco is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Pubco after the Merger.

(b)           Pubco has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “Pubco Permits”).  Pubco has conducted its business in compliance with terms and conditions of the Pubco Permits.

Books and Records.  The books of account, minute books, stock record books, and other records of Pubco, all of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.  At the Closing, all of Pubco’s records will be in the possession of Pubco.  After the Effective Time, Pubco and its agents shall be obligated to deliver Pubco’s records to the office or offices designated by Pubco’s reconstituted Board of Directors or Chief Executive Officer.

Real Property.  Pubco owns no real property.  Schedule 3.12 contains an accurate list of all leaseholds and other interests of Pubco in any real property.  Pubco has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Pubco’s business.

Absence of Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of Pubco at August 31, 2013 included in Pubco’s quarterly report on Form 10-Q for such period (the “Latest Pubco Balance Sheet”), Pubco has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of the Latest Pubco Balance Sheet in the ordinary course of business, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, or (ii) as otherwise set forth on Schedule 3.13 attached hereto.

Absence of Certain Developments.  Except as set forth on Schedule 3.14 or as disclosed in Pubco’s filings with the SEC or as otherwise contemplated by this Agreement, since the Latest Pubco Balance Sheet, Pubco has conducted its business only in the ordinary course consistent with past practice and there has not occurred:

(a)           any event having a Material Adverse Effect on Pubco or Merger Sub;

(b)           any event that would reasonably be expected to prevent or materially delay the performance of Pubco’s obligations pursuant to this Agreement;

(c)           any material change by Pubco in its accounting methods, principles or practices;

(d)           any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Pubco or Merger Sub or any redemption, purchase or other acquisition of any of Pubco’s or Merger Sub’s securities;

(e)           any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred-compensation, pension, retirement, profit-sharing, stock-option, stock-purchase or other employee-benefit plan of Pubco or Merger Sub (including without limitation the granting of stock options, stock-appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Pubco or Merger Sub;

(f)           any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Pubco or Merger Sub;

(g)           any amendment to the Certificate of Incorporation or bylaws of Pubco or the Articles of Incorporation or bylaws, if any, of Merger Sub;

(h)          other than in the ordinary course of business consistent with past practice, any (1) capital expenditures by Pubco or Merger Sub, (2) purchase, sale, assignment or transfer of any material assets by Pubco or Merger Sub, (3) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Pubco or Merger Sub, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Pubco, or (4) cancellation, compromise, release or waiver by Pubco or Merger Sub of any rights of material value or any material debts or claims;

(i)           any incurrence by Pubco or Merger Sub of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice;

(j)           damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Pubco;

(k)           entry by Pubco or Merger Sub into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice;

(l)           any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Pubco or Merger Sub is a party or by which any of them is bound;

(m)           entry by Pubco or Merger Sub into any loan or other transaction with any officers, directors or employees of Pubco or Merger Sub;

(n)           any charitable or other capital contribution by Pubco or Merger Sub or pledge therefor;

(o)           entry by Pubco or Merger Sub into any transaction of a material nature other than in the ordinary course of business consistent with past practice; or

(p)           any negotiation or agreement by the Pubco or Merger Sub to do any of the things described in the preceding clauses (a) through (o).

Employee-Benefit Plans.  Pubco has no “employee-benefit plans” within the meaning of ERISA Section 3(3), and Pubco has no bonus, stock-option, stock-purchase, stock-appreciation right, incentive, deferred-compensation, supplemental-retirement, severance, or fringe-benefit plans, programs, policies or arrangements.  Pubco does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving Pubco that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.  No current or former director, officer, employee or independent contractor of Pubco will become entitled to retirement, severance, unemployment compensation or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards and increases in the amount of compensation or benefits due to any such Person) under any contract, commitment or arrangement as a result of consummation of the transactions contemplated by this Agreement.

Tax-Free Reorganization.  Neither Pubco nor, to Pubco’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).

Intellectual Property.  Set forth on Schedule 3.17 is a complete and accurate list of all Intellectual Property (as defined in Section 2.18) owned or licensed by Pubco, and accurately identifies all Persons from which or to which Pubco licenses all such listed Intellectual Property.

Validity of the Pubco Common Stock.  The shares of Pubco Common Stock to be issued to holders of Company Common Stock pursuant to this Agreement (including upon any exercise of Pubco Convertible Securities) will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

Full Disclosure.  The representations and warranties of Pubco and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact of which Pubco or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Pubco or Merger Sub, or materially adversely affect the ability of Pubco or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

Article 4
Conduct of Business Pending the Merger

Conduct of Business by Pubco.  From the date of this Agreement through the Effective Time, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreements, Pubco shall not, directly or indirectly, (a) amend its Certificate of Incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Pubco, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Pubco, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Pubco’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 3.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Pubco’s past custom and practice, except as set forth on Schedule 4.1, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

Conduct of Business by the Company.  From the date of this Agreement through the Effective Time, unless Pubco shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 4.2, the Company shall not, directly or indirectly, (a) amend its Articles of Incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of the Company, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of the Company, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained as set forth on Schedule 2.2, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except issuances or sales made in the Private Placement or in connection with exercise or conversion into equity of the Company debt securities outstanding on the date of this Agreement, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

Article 5
Additional Covenants and Agreements

Governmental Filings.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable law, including but not limited to the Exchange Act, to consummate the transactions contemplated by this Agreement.  Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with a meaningful opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law.  Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.  Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Expenses.  All costs and expenses incurred by each party in connection with this Agreement and the transactions contemplated hereby shall be borne solely by such party; provided, however, that the Company will, at or promptly after the Effective Time (or pursuant to Section 7.2), reimburse Pubco for (i) up to $8,000 of actual out-of-pocket expenses that Pubco incurs in the course of conducting its due-diligence examination of the Company, and (ii) up to $40,000 of actual out-of-pocket legal expenses that Pubco incurs in connection with this Agreement and the transactions contemplated hereby.

Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Effective Time, the Company and Pubco shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein.  Each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including without limitation all books of account (including without limitation the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including without limitation legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including without limitation abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities-transfer records and security holder lists, and any books, papers and records relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its officers and directors shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided further, that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           Prior to Closing and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Pubco nor the Company nor any of their officers, employees, attorneys, accountants and other representatives shall disclose to third parties or otherwise use any confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)           is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(ii)           becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(iii)           is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law.  If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is satisfactory to both parties.

Private Placement.  Prior to the Merger, the Company shall undertake efforts to engage in a private placement of Company Common Stock and warrants to purchase additional shares of Company Common Stock resulting in gross proceeds of at least $2.0 million (any such transaction or series of related transactions is the “Private Placement”).  The Company shall be entitled to grant registration rights to investors in the Private Placement such that, following the Merger, Pubco may be obligated to file a registration statement with respect to the resale of Pubco Common Stock received in the Merger by investors in the Private Placement.  In connection with the Private Placement, the Company may prepare an appropriate offering memorandum (such offering memorandum, together with any and all amendments or supplements thereto, being herein referred to as the “Offering Memorandum”), and Pubco agrees to cooperate in the preparation or supplementation thereof, as and when reasonably so requested by the Company.  Any information provided by Pubco to the Company in connection with such cooperation must be true and correct in all material respects and must not omit any material fact necessary to make that information not misleading.  Pubco agrees to advise the Company promptly if at any time prior to the completion of the Private Placement any information provided by Pubco and appearing in the Offering Memorandum becomes incorrect or incomplete in any material respect, and to provide the Company the information needed to correct such inaccuracy or omission.  The Company shall conduct the Private Placement in compliance with all applicable federal and state securities laws, rules and regulations.

Company Shareholder Meeting.  As promptly as practicable after the date hereof, the Company shall, in accordance with the applicable provisions of the Minnesota Act and its Articles of Incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining the Required Company Shareholder Approval (as defined in Section 2.2 above) as required by the Minnesota Act (the “Company Shareholder Meeting”).

Tax Treatment.  None of Pubco, Merger Sub or the Company, or the Surviving Company after the Effective Time, shall knowingly take any action that could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Code Section 368(a).

Press Releases.  The Company and Pubco shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.  If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Securities Reports.

(a)           Pubco agrees to provide to the Company copies of all reports and other documents that it proposes to file with the SEC under the Securities Act or Exchange Act between the date hereof and the Effective Time at least two days prior to the filing of such reports or documents.

(b)           Promptly upon the execution of this Agreement, the parties hereto shall cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K under the Exchange Act and information required by Rule 14f-1, if applicable, under the Exchange Act.

Merger Consideration; Securities Act Exemption.  Each of the Company and Pubco shall take all necessary action on their part to cause the issuance of the Merger Consideration to the Company’s shareholders (and holders of Company Convertible Securities) to constitute a valid private placement exempt from the registration requirements of the Securities Act and applicable state securities laws.

No Solicitation.

(a)           Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither Pubco nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, Person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Pubco may engage in such discussion in response to an unsolicited proposal from an unrelated and non-Affiliated party if Pubco’s Board of Directors determines, in good faith and after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of Pubco’s Board of Directors.  Pubco will promptly advise the Company in writing if it receives a proposal or inquiry with respect to the matters described above.

(b)           Unless and until this Agreement shall have been terminated pursuant to Section 7.1, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any corporation, partnership, Person or other entity or groups concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated and non-Affiliated party if the Company’s Board of Directors determines, in good faith and after consultation with counsel, that the failure to engage in such discussions may constitute a breach of the fiduciary or legal obligations of the Company’s Board of Directors.  The Company will promptly advise Pubco if it receives a proposal or inquiry with respect to the matters described above.

Failure to Fulfill Conditions.  In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination date of this Agreement, it will promptly notify the other parties.

Resignations and Appointment of Officers.  Before the Effective Time, Pubco and Merger Sub shall deliver the voluntary resignations of each of their respective officers and employees.  Such resignations shall be effective at the Effective Time.

Preparation of Periodic and Current Reports.  Prior to the Effective Time, Pubco shall prepare (but not file without making a reasonable effort to comply with Section 5.8(a)) current reports on form 8-K, and any other subsequent periodic reports, that are required to be filed prior to the Effective Time.

Notification of Certain Matters.  On or prior to the Effective Time, each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

Article 6
Conditions

Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Time of the conditions set forth in the paragraphs below:

(a)           There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)           This Agreement and all of the transactions contemplated hereby shall have been, and shall at the Effective Time remain, duly authorized by the Boards of Directors of the Company, Pubco and Merger Sub.  Further, the Merger and this Agreement shall have been approved by Pubco, as the sole shareholder of Merger Sub, and by the approval of the shareholders of the Company required under the Minnesota Act.

(c)           There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency:  (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions; (ii) seeking to prohibit direct or indirect ownership or operation by Pubco or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Pubco or Merger Sub or any of their respective subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Pubco or Merger Sub or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(d)           There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.1(c).

(e)           There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Markets or the NYSE-MKT, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impractical, as determined in the reasonable discretion of the Company.

(f)           The Company shall have received subscriptions and related gross proceeds for a minimum of $5 million in the Private Placement.

(g)           There shall be available a good faith claim for exemptions from the registration requirements of the Securities Act and all applicable blue sky laws for the offer and issuance of the Merger Consideration.

Additional Conditions to Obligations of Pubco and Merger Sub.  The obligations of Pubco and Merger Sub to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the conditions set forth in the paragraphs below:

(a)           Since the date of this Agreement, the Company shall have continued to conduct its operations in accordance with the provisions of Section 4.2.  In addition:  (i) the Company shall have effected a reverse stock split on a 1-for-4 share basis; and (ii) the Company shall have converted all of its junior debt to equity; provided, however, that the Company may have senior or secured debt incurred to replace and refinance the debt owed to Michaelson Capital Partners, LLC (f/k/a Imperium Special Finance, LP), and may have up to a maximum of $1.5 million of other debt that has not been converted.

(b)           The Loan and Security Agreement by and between the Company and Trooien Capital LLC, dated as of December 12, 2013, and the Forbearance Agreement by and between the Company and Michaelson Capital Partners, LLC, dated as of December 6, 2013, will each remain in full force and effect and no party thereto shall have received notice of any breach thereunder.

(c)           The representations of the Company contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification). The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(d)           The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 2.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(e)           The Company shall have furnished to Pubco a certificate of the Chief Executive Officer and the Chief Financial of the Company, dated as of the date of Closing, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.2(a), (c) and (d) have been fulfilled.

(f)           The Company shall have furnished to Pubco (i) copies of the resolutions of the Board of Directors of the Company approving this Agreement, the Articles of Merger and the transactions contemplated hereby, (ii) a copy of the Company’s Articles of Incorporation, certified by the Secretary of State of Minnesota, and (iii) a certificate dated as of the date of Closing executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Pubco that the aforementioned copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certified copy of the Company’s certificate of incorporation is true, correct and complete as received from such governmental office.

(g)           The Company shall have delivered to Pubco a detailed 12-month budget (relating to the initial 12 months of operations of Pubco and the Company after the Effective Time) reasonably satisfactory to Pubco.

(h)           The Company shall have entered into non-disclosure and inventions agreements with its executive officers, in a form reasonably satisfactory to Pubco

(i)           Pubco shall have received assurance from the Company, satisfactory to Pubco, that the number of outstanding shares of capital stock of the Company immediately prior to the Effective Time is not greater than 10,500,000 shares of Company Common Stock and the number of shares of Company Common Stock underlying Company Convertible Securities is not greater than 10,000,000.

(j)           The Company shall have entered into an equity compensation plan providing for standardized vesting of options to purchase common stock over a period of five years.

(k)           The Company shall have entered into non-disclosure and inventions agreements with its executive officers, in a form reasonably satisfactory to Pubco.

Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver of the conditions set forth in the paragraphs below:

(a)           Since the date of this Agreement, Pubco shall have continued to conduct its operations in accordance with the provisions of Section 4.1.

(b)           The representations of Pubco and Merger Sub contained in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification).  Pubco and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Time.

(c)           Pubco and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation those set forth on Schedule 3.2, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Pubco’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Pubco or any license, franchise or permit of or affecting Pubco.

(d)           Neither Pubco nor Merger Sub shall have any obligations or liabilities other than those obligations or liabilities required by law or specifically contemplated by this Agreement and represented to the Company in Article 3.

(e)           There shall not have occurred any suspension of the obligation of Pubco to file reports and disclosure documentation with the SEC.

(f)           Pubco shall have furnished to the Company a certificate of the Chief Executive Officer and the Chief Financial Officer of Pubco, dated as of the date of Closing, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Sections 6.3(a), (b), (c), (d) and (e) have been fulfilled.

(g)           Pubco shall have furnished to the Company (i) copies of the resolutions of the Pubco Board of Directors approving this Agreement and the Articles of Merger, the appointment of the directors to serve on Pubco’s Board of Directors as of and after the Effective Time, and the transactions contemplated hereby, (ii) a copy of the Certificate of Incorporation of Pubco, certified by the Secretary of State of Delaware, and one or more certificates from the Secretary of State of Delaware evidencing the good standing of Pubco in such jurisdiction, and (iii) a certificate of the corporate secretary of Pubco dated as of the date of Closing certifying to the Company that copies of the aforementioned resolutions referred to in clause (i) above are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and certifying that the certificates furnished pursuant to clause (ii) above are true, correct and complete as received from such governmental offices.

(h)           The Company shall have received assurance from Pubco or its transfer agent, satisfactory to the Company, that the number of outstanding shares of capital stock of Pubco immediately prior to the Effective Time is 500,000 shares of Pubco Common Stock.

(i)           This Agreement and the Merger shall have been approved by the shareholders of the Company as required under the Minnesota Act.  Shareholders of the Company holding no more than 3% of the total number of issued and outstanding shares of Company Common Stock shall have properly exercised their right to dissent under the Minnesota Act.

Article 7
Termination

Termination.  This Agreement may be terminated prior to the Effective Time:

(a)           by mutual consent of the Company and Pubco, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)           by Pubco, if the Company shall have breached any of its representations or failed to perform any of its covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 6.2(c) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 10 business days after the giving of written notice of such breach or failure to perform; provided, however, that Pubco may only terminate this Agreement pursuant this Section 7.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Pubco and the Surviving Company taken as a whole;

(c)           by the Company, if Pubco or Merger Sub shall have breached any of their representations or failed to perform any of their covenants herein, which breach or failure to perform (i) causes the condition set forth in Section 6.3(b) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 10 business days after the giving of written notice of such breach or failure to perform; provided, however, that the Company may only terminate this Agreement pursuant this Section 7.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on and the Surviving Company taken as a whole;

(d)           by either the Company or Pubco if the Effective Time has not occurred on or before February 28, 2014, or such later date as the Company and Pubco may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

Effect of Termination.  If this Agreement is terminated (other than by reason of (i) the failure of the Private Placement to be completed in a manner sufficient to satisfy the condition specified in Section 6.2(a) above, or (ii) the termination of this Agreement by the Company due to a breach by Pubco or Merger Sub), then, unless the parties agree otherwise in writing, upon any such termination the Company shall satisfy any expense-reimbursement obligations under Section 5.2 and issue Pubco a number of shares of Company Common Stock equal to 1% of the fully diluted issued and outstanding shares of Company Common Stock as of the date of such termination.

Article 8
General Provisions

Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Cachet Financial Solutions, Inc. 18671 Lake Drive East Chanhassen, MN 55317 Attention: Jeffrey C. Mack

With copies to:	Maslon Edelman Borman & Brand, LLP 90 South Seventh Street, Suite 3300 Minneapolis, MN 55402 Facsimile: (612) 642-8305 Attn: Paul D. Chestovich

If to Pubco or Merger Sub:	DE Acquisition 2, Inc. 3017 W. 97th St., Suite 117 Minneapolis, MN 55431 Attention: Terril H. Peterson

With copies to:	Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Attention: Jonathan R. Zimmerman

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received, if delivered by registered or certified mail (postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

Knowledge Convention.  For all purposes of this Agreement, the term “Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter.  A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

No Survival.  The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 7.1, except that the obligations contained in Article 1 and any other obligation contained in this Agreement explicitly requiring performance or compliance after the Effective Time will survive the Effective Time indefinitely.

Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated.

Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.  Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

Entire and Binding Agreement.  This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof (specifically including that certain “Merger Term Sheet” dated on or about December 20, 2013); and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

Counterparts; Delivery.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures so delivered shall be fully and validly binding to the same extent as the delivery of original signatures.

Third-Party Beneficiaries.  Except as provided in the next following sentence, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that in the event that the Merger is consummated, those Persons who shall have been Company shareholders at the Effective Time shall be third-party beneficiaries under the provisions of this Agreement giving them the right to the Merger Consideration as specified herein.

Governing Law.  This Agreement is governed by the internal laws of the State of Minnesota without regard to its conflicts-of-law principles, except to the extent that the Delaware Act applies to the corporate matters of Pubco.

Dispute Resolution.

(a)           The parties will, to the greatest extent possible, endeavor to resolve any disputes relating to the Agreement through amicable negotiations.  Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties.  The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, that the AAA shall not be involved in administration of the arbitration.  The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell.  If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.

(b)           The arbitration will be held in Minneapolis, Minnesota.  Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator.  It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable.  Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m.  The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings.  Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award.  The Arbitration Tribunal will not have the authority to award punitive damages to either party.  Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal.  The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable.  This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.  Notwithstanding the foregoing, any party may bring claims for injunctive relief in a state or federal court located in the State of Minnesota.

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In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed effective as of the date first written above.

CACHET FINANCIAL SOLUTIONS, INC.: a Minnesota corporation By: /s/ Jeffrey C. Mack Name: Jeffrey C. Mack Title: CEO/President	DE ACQUISITION 2, INC.: a Delaware corporation By: /s/ Terril H. Peterson Name: Terril H. Peterson Title: Presdient
CACHET ACQUISITION CORP.: a Minnesota corporation By: /s/ Terril H. Peterson Name: Terril H. Peterson Title: Presdient

Signature Page—
Agreement and Plan of Merger and Reorganization